                                                                    EXHIBIT 99.3

[GENCORP LOGO]


NEWS RELEASE
------------


INVESTOR CONTACTS:   YASMIN SEYAL
                     SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                     GENCORP INC.
                     916-351-8585

PRESS CONTACTS:      LINDA BEECH CUTLER
                     VICE PRESIDENT, CORPORATE COMMUNICATIONS
                     GENCORP INC.
                     916-351-8650


FOR IMMEDIATE RELEASE

                    GENCORP REPORTS 3RD QUARTER 2002 EARNINGS
                           OF $0.19 VS. $0.07 IN 2001


SACRAMENTO, CA - OCTOBER 2, 2002 - GenCorp Inc. (NYSE:GY) today reported earnings per share of $0.19 for the third quarter compared to $0.07 for the comparable 2001 quarter, as operating profit margins increased. Third-quarter segment operating profits increased 16% to $22 million versus $19 million in the third quarter 2001. Revenue for the third quarter totaled $266 million versus $356 million for the comparable 2001 quarter, which included $107 million of revenue from Aerojet's Electronic and Information Systems (EIS) business that was sold in October 2001.

          "I am very pleased with the progress that GenCorp is making," said Terry Hall, CEO. "We are seeing a trend of increased earnings from operations and we have initiated the first step in our growth plan for our Aerojet unit by acquiring General Dynamics Space Propulsion and Fire Suppression Unit (GDSS)."

           "We are also moving forward with our real estate strategy. The Company has commenced negotiations on potential joint ventures related to the commercial development of some of its entitled land in Sacramento, and hopes to conclude these negotiations soon, " he continued. "Also during the quarter, the Company completed an extensive review of its estimated future environmental costs on existing sites. This review was based upon updated technical, legal and cost analyses. As a result of this review, the Company increased its environmental reserves to $346 million from $253 million at May 31, 2002. The Company also increased the estimated amounts expected to be recovered from the
U. S. Government to $235 million from $142 million at May 31, 2002. The adjustment to the environmental remediation reserves and estimated future cost recoveries did not affect net income for the quarter. Our net environmental remediation liability, the excess of environmental reserves over expected cost recoveries, was $111 million at August 31, 2002 and May 31, 2002," concluded Mr. Hall.

OPERATIONS REVIEW
-----------------

GDX AUTOMOTIVE

         Operating profit for the third quarter was $5 million compared to a loss of $5 million for the prior year quarter. The improvement in earnings is a direct result of restructuring which took place after the Draftex acquisition in December 2000. Since that time, the Company has closed four facilities and reduced headcount by 1600 positions.

         In September, GDX initiated plans to further improve its cost structure by closing a facility in Germany and reducing the size of its headquarters organization. Total costs of this restructuring will be $2 million. The restructuring charge will be included in the fourth quarter 2002 results.

         Third quarter operating margins were 3% compared to year-to-date margins of 4%. Operating margins are historically lower in the third quarter and reflect shutdown and retooling efforts by GDX's major automotive customers.

         Historically, GDX has experienced higher margins in its second and fourth quarters. The Company expects that trend to continue in the fourth quarter of 2002.

AEROJET

         Aerojet's sales for the third quarter were $63 million as compared to $161 million for the comparable quarter in 2001. The change is primarily attributable to the divestiture of Aerojet's

EIS business in October 2001. Excluding EIS, sales increased 17% over the prior year quarter. Third-quarter income from operations, excluding EIS and the decrease in income from employee benefit plans, increased slightly from the same quarter in 2001.

         Highlights since the last earnings release include: the acquisition of GDSS; the successful demonstration of Lockheed Martin's Atlas V core launch vehicle which will eventually be powered by Aerojet's Solid Rocket Motors; and a $43 million sole source contract award from Boeing Phantom works to develop "HyFly" dual combustion ramjet test flight engines for the Defense Advanced Research Projects Agency and Office of Naval Research.

         Contract backlog totaled $563 million and funded backlog totaled $350 million at August 31, 2002.

AEROJET FINE CHEMICALS

          Sales at Aerojet Fine Chemicals (AFC) increased to $13 million in the third quarter, up substantially from the $5 million reported in the prior year, reflecting higher production volumes. AFC's operating profit for the third quarter totaled $3 million compared to a loss of $6 million in the prior year. The improved operating performance reflects operational improvements and the realization of cost savings from restructuring programs completed in 2001. Prior year results were also negatively affected by inefficiencies caused by start-up production for several new products. Contract backlog totaled $43 million at August 31, 2002. The Company expects that AFC will be profitable in the fourth quarter of 2002.

OTHER INFORMATION AND UNUSUAL ITEMS

         Third-quarter interest expense was $4 million versus $10 million in the prior year quarter due to lower average outstanding debt balances and lower interest rates. Debt outstanding at November 2001 of $214 million reflected debt reduction in the fourth quarter of 2001 from the sale of EIS.

         During 2002, debt increased to $292 million at the end of the third quarter due primarily to working capital requirements, including needs for Aerojet's Atlas V Solid Rocket Motor contract.

         During the third quarter, the Company contributed property located in Michigan to the County of Muskegon. The Company will receive a tax deduction for this contribution that has decreased the Company's year-to-date effective tax rate by two percentage points.

         In October, the Company amended its existing credit facilities to include a new $115 million term loan which will mature in March 2007. Proceeds of the term loan were used to finance the acquisition of GDSS and to reduce amounts outstanding under its existing revolving credit facility.

         Third quarter income from retiree benefit plans, net of tax, totaled $5 million.

         Three senior management appointments were announced: Gregory Kellam Scott joined the Company as senior vice president, Law and general counsel and secretary. Mr. Scott replaces William Phillips who retired in accordance with previously announced plans. Also, Douglas Jeffries joined the Company as vice president and controller and Kari Van Gundy was hired as vice president and treasurer.

OUTLOOK

         The Company expects diluted earnings per share for fiscal year 2002 to be at the lower end of the guidance given previously of $0.90 to $1.00 per share, excluding unusual items and restructuring charges. Although the Company's forecasts are subject to numerous variables and uncertainties, the main risks in achieving the forecasted results include: (1) automotive production rates; (2) the timing of potential real estate transactions; (3) our ability to successfully complete testing and qualification of the Atlas V Solid Rocket Motor - currently a test is scheduled for late October and absent any unforeseen delays, testing should be completed by fiscal year end; and (4) the ability of Aerojet Fine Chemicals to sustain targeted product delivery levels.

FORWARD LOOKING STATEMENTS

         This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.

         Some of these factors include, but are not limited to, the following: general economic conditions and trends affecting the Company's markets and product offerings; changes in the short-term and long-term plans of major customers and potential customers; governmental policies and regulatory practices, including environmental regulations, and increases in the amount or timing of environmental remediation and compliance costs; an unexpected adverse result or required cash outlay in the toxic tort cases, environmental or other litigation, or change in proceedings or investigations pending against the Company; the Company's ability to secure additional financing as needed; the Company's acquisition, disposition and joint venture activities; vehicle sales and production rates of major automotive programs in the U.S. and abroad, particularly vehicles for which the Company supplies components; a reduction in appropriations or other spending by the Department of Defense or NASA or other funding for aerospace and defense programs for which the Company is a supplier or competes for new business; future funding for commercial launch vehicles and propulsion systems; the ability of the Company to achieve the anticipated savings from ongoing restructuring and other financial management programs; restrictions on the Company's operating activities imposed from time to time by the agreements relating to the indebtedness; the ability of the Company to successfully complete the entitlement process for its real property and related pre-development activities for its real estate in Northern California; the market for the Company's real estate in California; fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations, particularly in the GDX Automotive segment which delivers a significant amount of sales overseas; the ability of the Company to satisfy contract performance criteria; the ability of the Company to maintain a high level of product performance, particularly related to the continued success of the Company's propulsion systems for launch vehicle platforms; the Company's mix of fixed price and cost-plus contracts; an unexpected adverse decision in any patent infringement suit, or settlement of a patent infringement suit impacting the Company's right to utilize technology, particularly in the Fine Chemicals segment; intensified competition; pricing pressures from the Company's major customers, particularly in the GDX Automotive segment; adverse changes in foreign laws or regulations that impact European and other operations of GDX Automotive; potential liabilities which could arise from any release or explosion of dangerous or hazardous materials; work stoppages at a Company facility or in the facility of one of the Company's significant customers; and cost escalation and availability of power in Northern California.

         These factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2001 and its subsequent filings with the Securities and Exchange Commission. Additional risks may be described from time to time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

         GenCorp is a multi-national, technology-based manufacturer with leading positions in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.GenCorp.com.


                                 (TABLES FOLLOW)

BUSINESS SEGMENT INFORMATION
GenCorp Inc.

                                                            THREE MONTHS ENDED                 NINE MONTHS ENDED
-------------------------------------------------------------------------------------------------------------------------
                                                         AUGUST 31,        August 31,       AUGUST 31,       August 31,
(Dollars in millions,                                       2002              2001             2002             2001
    except per-share data)                                      (UNAUDITED)                       (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------
NET SALES
GDX Automotive                                            $   190           $   190         $   589           $   598
Aerospace and Defense                                          63               161             201               511
Fine Chemicals                                                 13                 5              28                10
-------------------------------------------------------------------------------------------------------------------------
                                                          $   266           $   356         $   818           $ 1,119
-------------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS
GDX Automotive                                            $     5           $    (5)        $    25           $    (2)
Aerospace and Defense                                          14                30              44                86
Fine Chemicals                                                  3                (6)             (1)              (15)
Restructuring Charge                                            -                 -               -               (19)
Unusual items                                                   -                 -              (6)               (9)
-------------------------------------------------------------------------------------------------------------------------
SEGMENT OPERATING PROFIT                                       22                19              62                41
Interest expense                                               (4)              (10)            (11)              (28)
Corporate, other expenses and foreign exchange
   gains & losses                                              (6)               (4)            (21)                -
Unusual items                                                   -                 -              (3)                2
-------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                     12                 5              27                15
-------------------------------------------------------------------------------------------------------------------------
Income tax (provision) benefit                                 (4)               (2)            (10)                7
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                $     8           $     3         $    17           $    22
=========================================================================================================================

BASIC EARNINGS PER COMMON SHARE:                          $  0.19           $  0.07         $  0.40           $  0.52

DILUTED EARNINGS PER COMMON SHARE:                        $  0.19           $  0.07         $  0.40           $  0.51

SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):
Basic                                                      42,919            42,254          42,788            42,134
Diluted*                                                   51,382            42,792          43,198            42,544

-------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                      $    17           $    13         $    31           $    29
Depreciation and amortization                             $    18           $    21         $    48           $    58
-------------------------------------------------------------------------------------------------------------------------

* Excludes convertible notes, sold in April 2002, that are anti-dilutive for the nine month period ending August 31, 2002.

CONDENSED CONSOLIDATED BALANCE SHEET
GenCorp Inc.

-----------------------------------------------------------------------------------------------------------
                                                                            AUGUST 31,        November 30,
(Dollars in millions)                                                          2002               2001
-----------------------------------------------------------------------------------------------------------
                                                                           (UNAUDITED)
ASSETS
Cash and equivalents                                                         $    37            $    44
Accounts receivable                                                              128                173
Inventories, net                                                                 184                167
Current deferred income tax                                                        7                 14
Recoverable from U.S. government and other third parties for
   environmental remediation                                                      18                 18
Prepaid expenses and other                                                         5                  4
-----------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                             379                420
Recoverable from U.S. government and other third parties for
   environmental remediation                                                     217                140
Deferred income taxes                                                              -                  6
Prepaid pension asset                                                            326                287
Goodwill, net                                                                     83                 65
Property, plant and equipment, net                                               453                454
Other noncurrent assets, net                                                      74                 96
-----------------------------------------------------------------------------------------------------------
                                                                             $ 1,532            $ 1,468
===========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt                  $    20            $    17
Accounts payable                                                                  79                 87
Income taxes payable                                                               6                 29
Reserves for environmental remediation                                            30                 35
Other current liabilities                                                        242                301
-----------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                        377                469
Long-term debt, net of current portion                                           272                197
Postretirement benefits other than pensions                                      177                194
Reserves for environmental remediation                                           316                244
Deferred income taxes                                                             11                  -
Other noncurrent liabilities                                                      33                 54
Total shareholders' equity                                                       346                310
-----------------------------------------------------------------------------------------------------------
                                                                             $ 1,532            $ 1,468
===========================================================================================================


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